      As filed with the Securities and Exchange Commission on June 9, 1995

                                                             File No. 33-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.   20549

                                ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                                 VIRAGEN, INC.
               (Exact name of issuer as specified in its charter)

                Delaware                                   59-2101668
      (State or other jurisdiction                      (I.R.S. Employer
   of incorporation or organization)                  Identification No.)

         2343 West 76th Street
           Hialeah, Florida                                   33016
(Address of principal executive offices)                   (Zip Code)

                                ---------------

                      VIRAGEN, INC. 1995 STOCK OPTION PLAN
                    EMPLOYMENT CONTRACTS WITH KEY EXECUTIVES
                     STOCK OPTION AGREEMENTS WITH DIRECTORS
                            (Full title of the plan)

                                ---------------

                                  Gerald Smith
                             2343 West 76th Street
                            Hialeah, Florida   33016
                                 (305) 557-6000
                    (Name and address of agent for service)

                                    Copy to:

                              Jim Schneider, Esq.
                     Atlas, Pearlman, Trop & Borkson, P.A.
                    200 East Las Olas Boulevard, Suite 1900
                         Fort Lauderdale, Florida 33301
                                 (305) 763-1200

                                ---------------

                        CALCULATION OF REGISTRATION FEE

===========================================================================
                                       Proposed    Proposed
                                       maximum     maximum
                                       offering    aggregate    Amount of
Title of securities   Amount to be     price per   offering   registration
 to be registered     registered(1)    share(1)    price(1)      fee (1)
===========================================================================
Common Stock
($.01 par value)    8,242,847 shares    $.857634  $7,069,346     $2,438
===========================================================================

(1) Pursuant to Rule 457(h), the maximum offering price was calculated based upon the exercise price as to outstanding options covering 3,205,000 shares (weighted average exercise price of $0.63 per share), and as to the remaining 5,037,847 shares at the closing price of the Company's Common Stock on June 6, 1995 ($1.00 closing price).

                                 VIRAGEN, INC.

        CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K



              Form S-8 Item Number
                  and Caption                      Caption in Prospectus
              --------------------                 ---------------------
 1.      Forepart of Registration State-           Facing Page of Registration
         ment and Outside Front Cover              Statement and Cover Page of
         Page of Prospectus                        Prospectus

 2.      Inside Front and Outside Back             Inside Cover Page of Pro-
         Cover Pages of Prospectus                 spectus and Outside Cover
                                                   Page of Prospectus

 3.      Summary Information, Risk Fac-            Not Applicable
         tors and Ratio of Earnings to
         Fixed Charges

 4.      Use of Proceeds                           Not Applicable

 5.      Determination of Offering Price           Not Applicable

 6.      Dilution                                  Not Applicable

 7.      Selling Security Holders                  Sales by Selling Security
                                                   Holders

 8.      Plan of Distribution                      Cover Page of Prospectus
                                                   and Sales by Selling
                                                   Security Holders

 9.      Description of Securities to be           Description of Securities;
         Registered                                Viragen, Inc. 1995 Stock
                                                   Option Plan, Employment
                                                   Contracts with Key
                                                   Executives and Stock
                                                   Option Agreements with
                                                   Directors

10.      Interests of Named Experts and            Legal Matters
         Counsel

11.      Material Changes                          Not Applicable

12.      Incorporation of Certain Infor-           Incorporation of Certain
         mation by Reference                       Documents by Reference

13.      Disclosure of Commission Posi-            Indemnification
         tion on Indemnification for
         Securities Act Liabilities

PROSPECTUS
                                 VIRAGEN, INC.

                        8,242,847 SHARES OF COMMON STOCK

                                ($.01 PAR VALUE)

                             Issued Pursuant to the
           Viragen, Inc. 1995 Stock Option Plan, Employment Contracts
                      with Key Executives and Stock Option
                           Agreements with Directors

         This Prospectus is part of a Registration Statement which registers an aggregate of 8,242,847 shares of Common Stock, $.01 par value (such shares being collectively referred to as the "Shares") of Viragen, Inc. (the "Company" or "Viragen") which may be issued, as set forth herein, to officers, directors, key employees and consultants of the Company pursuant to (i) the exercise of non-qualified or incentive stock options to purchase up to 7,205,000 shares of Common Stock under and in accordance with the Viragen, Inc. 1995 Stock Option Plan (the "Plan") (the Plan covers the issuance of up to 4,000,000 shares of Common Stock), and separate stock option agreements with employees and directors (the "Option Agreements") (such options being collectively referred to as "Options") or (ii) shares of Common Stock which have been issued, as set forth herein, to certain key executives and/or directors of the Company pursuant to written employment agreements (the "Agreements") providing for the issuance of the shares. All of the Options or Shares were granted or issued to such officers, directors and key employees pursuant to individual written options or employment agreements. Such selling stockholders may sometimes hereafter be collectively referred to as the "Selling Security Holders." The Company has been advised by the Selling Security Holders that they may sell all or a portion of the Shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and that such shares will be sold at market prices prevailing at the time of such sales or at negotiated prices, and the Company will not receive any proceeds from such sales except upon exercise of the Options.

         No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the Shares issuable upon exercise of the Options or under the terms of the Agreements shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                                ---------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

         This Prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

                  The date of this Prospectus is June 9, 1995.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is traded on the OTC Bulletin Board under the symbol "VRGN."

         The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to an aggregate of 8,242,847 shares of the Company's Common Stock, issued or to be issued to officers, directors, key employees or consultants to the Company under the Plan, the Option Agreements or the Agreements, as the case may be. This Prospectus, which is Part I of the Registration Statement, omits certain information contained in the Registration Statement. For further information with respect to the Company and the shares of the Common Stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made, for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

         1. The Company's Annual Report on Form 10-K for the year ended June 30, 1994;

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994; and

         3. The Company's Quarterly Report on Form 10-QSB/A-1 for the quarter ended December 31, 1994.

         4. The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995.

         All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Viragen, Inc., 2343 West 76th Street, Hialeah, Florida 33016, telephone (305) 557-6000.

                                  THE COMPANY

         Viragen, Inc. was organized in December 1980 to engage in research, development and manufacture of certain immunological products for commercial application, particularly human leukocyte interferon, for antiviral and therapeutic applications and as anticancer agents. Viragen's primary product (the "Product") is a natural human leukocyte alpha interferon ("Natural Interferon"). Natural Interferon is a protein substance that inhibits malignant cell growth without materially interfering with normal cells.
Natural Interferon stimulates and modulates the human immune system and, in addition, impedes the growth and propagation of various viruses. The Product is a natural product produced from human white blood cells. Alpha LeukoferonTM is the trade name for Viragen's Product in injectable form. The Company's Product has not been approved by the United States Food and Drug Administration ("FDA") and there can be no assurances that approval of the Product will be obtained at any time in the future.

         Viragen has been granted an investigatory license by the Florida Department of Health and Rehabilitative Services ("HRS") under Florida Statute 499 of the Florida Drug and Cosmetic Act to conduct Investigation Study Programs (hereinafter referred to as the "499 Program") and distribute the Product to physicians for use in the treatment of Florida residents with multiple sclerosis ("MS"), HIV/AIDS, AIDS-Related Complex and Kaposi's Sarcoma. Viragen initially obtained approval for use of the Product through approved investigational protocols in 1983 under Florida Statute 402.36 (Cancer Therapeutic Act), the predecessor to Florida Statute 499. In 1984, Florida Statute 499.018 was amended to include the Company's protocols and Florida Statute 402.36 was repealed. Under its HRS investigatory license, Viragen has been able to distribute the Product to authorized Florida physicians for use in treating their Florida patients under approved study protocols. Presently, the primary application for Viragen's Product is the treatment of MS. Through March 31, 1995, the Company has received $1,083,317 in revenues under such HRS investigatory license.

         The Company intends to seek to obtain FDA approvals for various uses of the Product in the future. Such approval is expected to require several years of clinical trials and substantial additional funding. To date, Viragen has not distributed the Product other than for research and pursuant to its investigatory license, and until May 1993, Viragen had not actively operated due to insufficient funds. Viragen expects to concentrate its efforts in preparing, filing and processing its applications and obtaining approvals for its Product from the FDA and the European Union ("EU"). The Company has assembled an advisory committee consisting of scientists, medical researchers and clinicians to assist the Company in its application to the FDA and the EU.

         In December 1994, the Company received notification from the Florida Health and Rehabilitative Services to postpone enrollment of new patients under its 499 Program until such time as the Company has provided certain administrative reports to the HRS and satisfied certain FDA inspection-related comments concerning the Company's manufacturing processes and facility. On March 17, 1995, the Company received further notice from HRS requesting that Viragen demonstrate that its production technology complies with FDA current Good Manufacturing Practices ("cGMP") and for the Company to postpone the enrollment of new patients under the 499 Program until the Company has demonstrated such compliance. The HRS also proposes to require that existing patients currently receiving treatment with the Company's Product or enrolled in the Company's 499 Program acknowledge their recognition of possible deficiencies relative to cGMP.

         The Company is continuing to provide its Products to patients currently receiving treatment or enrolled in the Company's 499 Program consistent with existing treatment protocols and reporting procedures established for the 499 Program. The Company believes it has since obtained substantial compliance with cGMP requirements (i.e., sufficient conformance with cGMP requirements to permit continued distribution of the Product under the 499 Program) and has requested a hearing from the HRS for purposes of substantiating its compliance, which hearing is expected to be held prior to June 30, 1995. There can be no assurances that the Company will be successful in substantiating that its 499 Program is in conformance with cGMP or that the Company will be authorized to enroll new patients in its 499 Program as a result of its submissions at such hearing. However, the Company does not believe that the results of the HRS hearing will affect its capacity to provide its Product to patients currently enrolled in its 499 Program. While management believes that the postponement of enrollment of new patients will limit the revenues that it would currently be eligible to receive under the 499 Program, such postponement will not affect the undertaking of clinical trials and the approval process for the Company's Product following submission to the FDA and the EU, which submission will represent the focus of the Company's efforts at the present time.

         Viragen's administrative office and manufacturing facilities are located at 2343 West 76th Street, Hialeah, Florida 33016 (Telephone No. 305/557-6000; Facsimile No. 305/364-8158).

                      VIRAGEN, INC. 1995 STOCK OPTION PLAN
                      EMPLOYMENT CONTRACTS WITH EXECUTIVES
                     STOCK OPTION AGREEMENTS WITH DIRECTORS

VIRAGEN, INC. 1995 STOCK OPTION PLAN

INTRODUCTION

         The following descriptions summarize certain provisions of the Plan and the form of agreements to be entered into by recipients of options thereunder. Such summaries do not purport to be complete and are qualified by reference to the full text of the Plan and form of agreement. A copy of the Plan is on file as an exhibit to the Registration Statement of which this Prospectus is a part. Each person receiving an option under the Plan should read the Plan and related option agreement in its entirety.

         The Company's 1995 Stock Option Plan was adopted by the Board of Directors on May 15, 1995, effective as of that date. Under the Plan, the Company has reserved an aggregate of 4,000,000 shares of Common Stock for issuance pursuant to options granted under the Plan ("Plan Options"). The purpose of the Plan is to encourage stock ownership by officers, directors, key employees and consultants of the Company, and to give such persons a greater personal interest in the success of the Company's business and an added incentive to continue to advance and contribute to the Company. The Compensation Committee of the Board of Directors (the "Committee") of the Company administers the Plan including, without limitation, the selection of the persons who will be granted Plan Options under the Plan, the type of Plan Options to be granted, the number of shares subject to each Plan Option and the Plan Option price.

         Plan Options granted under the Plan may either be options qualifying as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not so qualify ("Non-Qualified Options"). In addition, the Plan also allows for the inclusion of a reload option provision ("Reload Option"), which permits an eligible person to pay the exercise price of the Plan Option with shares of Common Stock owned by the eligible person and receive a new Plan Option to purchase shares of Common Stock equal in number to the tendered shares. As discussed hereafter, any Incentive Option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of the outstanding Common Stock of the Company must not be less than 110% of such fair market value as determined on the date of the grant. The term of each Plan Option and the manner in which it may be exercised is determined by the Board of Directors or the Committee, provided that no Plan Option may be exercisable more than 10 years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of the Common Stock, no more than five years after the date of the grant.

         The Plan was authorized by the Board of Directors on May 15, 1995, and the Company will subsequently seek approval and ratification of the Plan by the stockholders of the Company at a meeting to be convened subsequently.

ELIGIBILITY

         Officers, directors, key employees and consultants of the Company and its subsidiaries are eligible to receive Non-Qualified Options under the Viragen, Inc. 1995 Stock Option Plan. Only officers, directors and employees of the Company who are employed by the Company or by any subsidiary thereof are eligible to receive Incentive Options.

ADMINISTRATION

         The Plan is administered by the Company's Compensation Committee of the Board of Directors. The Committee determines from time to time those officers, directors, key employees and consultants of the Company or any of its subsidiaries to whom Plan Options are to be granted, the terms and provisions of the respective option agreements, the time or times at which such Plan Options shall be granted, the type of Plan Options to be granted, the dates such Plan Options become exercisable, the number of shares subject to each Plan Option, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the Plan, and the interpretation of the provisions thereof and of the related option agreements, are resolved by the Committee.

SHARES SUBJECT TO AWARDS

         The Company has reserved 4,000,000 of its authorized but unissued shares of Common Stock or shares maintained in the treasury of the Company for issuance under the Plan, and a maximum of 4,000,000 shares may be issued thereunder. In connection with the adoption and approval of the Plan, the Company's Board of Directors resolved that the aggregate number of total shares of the Company's Common Stock issuable under the Plan may not exceed 4,000,000 shares (subject to adjustment in the event of certain changes in the Company's capitalization) without further action by the Company's Board of Directors and stockholders, as required. Except for such limitation on the aggregate number of shares issuable under the Plan, there is no maximum or minimum number of shares of Common Stock as to which a Plan Option may be granted to any person. Shares used for Plan Options may be authorized and unissued shares or shares reacquired by the Company, including shares purchased in the open market. Shares covered by Plan Options which terminate unexercised will again become available for additional Plan Options, without decreasing and maximum number of shares issuable under the Plan, although such shares may also be used by the Company for other purposes.

         The Plan provides that, if the Company's outstanding shares are increased, decreased, exchanged or otherwise adjusted due to a share dividend, forward or reverse share split, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, an appropriate and proportionate adjustment shall be made in the number or kind of shares subject to the Plan or subject to unexercised Plan Options and in the purchase price per share under such Plan Options. Any adjustment, however, does not change the total purchase price payable for the shares subject to outstanding Plan Options. The Board of Directors shall have the right to accelerate the exercise provisions of any outstanding Plan Option in the event of a tender offer for the Company's shares, the adoption of a plan of merger under which all the shares of the Company would be eliminated, a sale of substantially all of the Company's assets or business or the liquidation or dissolution of the Company.

TERMS OF EXERCISE

         The Plan provides that the Plan Options granted thereunder shall be exercisable from time to time in whole or in part, unless otherwise specified in the agreement representing the Plan Options or by the Committee or by the Board of Directors. Each Plan Option may be exercised in whole or in part at any time during the period from the date of the grant until the end of the period covered by the Plan Option period.

         The Plan provides that, with respect to Incentive Stock Options, the aggregate fair market value (determined as of the time the option is granted) of the shares of Common Stock, with respect to which Incentive Stock Options are first exercisable by any option holder during any calendar year (including all incentive stock option plans of the Company, any parent or any subsidiaries which are qualified under Section 422 of the Internal Revenue Code of 1986) shall not exceed $100,000.

EXERCISE PRICE

         The purchase price for shares subject to Incentive Stock Options must be at least 100% of the fair market value of the Company's Common Stock on the date the option is granted, except that the purchase price must be at least 110% of the fair market value in the case of an Incentive Stock Option granted to a person who is a "10% stockholder." A "10% stockholder" is a person who owns (within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986) at the time the Incentive Stock Option is granted, shares possessing more than 10% of the total combined voting power of all classes of the outstanding shares of the Company, any parent or any subsidiaries. The Plan provides that fair market value shall be determined by the Board or the Committee in accordance with procedures which it may from time to time establish. If the purchase price is paid with consideration other than cash, the Board or the Committee shall determine the fair value of such consideration to the Company in monetary terms.

         The exercise price of Non-Qualified Options shall be determined by the Board of Directors or the Committee.

         The per share purchase price of shares subject to Plan Options granted under the Plan may be adjusted in the event of certain changes in the Company's capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan Options granted under the Plan.

MANNER OF EXERCISE

         Plan Options are exercisable under the Plan by delivery of written notice to the Company stating the number of shares with respect to which the Plan Option is being exercised, together with full payment of the purchase price therefor. Payment shall be in cash, checks, certified or bank cashier's checks, shares of Common Stock or in such other form or combination of forms which shall be acceptable to the Board of Directors or the Committee, provided that any loan or guarantee by the Company of the purchase price may only be made upon resolution of the Board or Committee that such loan or guarantee is reasonably expected to benefit the Company.

OPTION PERIOD

         All Incentive Stock Options shall expire on or before the tenth (10th) anniversary of the date the option is granted except as limited above. Non-Qualified Options shall expire ten (10) years and one (1) day from the date of grant unless otherwise provided under the terms of the option grant.

TERMINATION

         All Plan Options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee's employment is terminated for any reason, other than his death or disability or termination for cause, or if an optionee is not an employee of the Company but is a member of the

Company's Board of Directors and his service as a director is terminated for any reason, other than death or disability, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date or 30 days following the date of termination. If the optionee dies during the term of his employment, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date of the Plan Option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of Section 22(c)(3) of the Internal Revenue Code of 1986, the Plan Option granted to him lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

MODIFICATION AND TERMINATION OF PLANS

         The Board of Directors or Committee may amend, suspend or terminate the Plan at any time, except that no amendment shall be made which (i) increases the total number of shares subject to the Plan or changes the minimum purchase price therefor (except in either case in the event of adjustments due to changes in the Company's capitalization), (ii) affects outstanding Plan Options or any exercise right thereunder, (iii) extends the term of any Plan Option beyond ten years, or (iv) extends the termination date of the Plan. Unless the Plan shall theretofore have been suspended or terminated by the Board of Directors, the Plan shall terminate on May 15, 2005. Any such termination of the Plan shall not affect the validity of any Plan Options previously granted thereunder.

FEDERAL INCOME TAX EFFECTS

         The following discussion applies to the Viragen, Inc. 1995 Stock Option Plan and is based on federal income tax laws and regulations in effect on March 31, 1995. It does not purport to be a complete description of the federal income tax consequences of the Plan, nor does it describe the consequences of state, local or foreign tax laws which may be applicable. Accordingly, any person receiving a grant under the Plan should consult with his own tax adviser.

         The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         An employee granted an Incentive Stock Option does not recognize taxable income either at the date of grant or at the date of its timely exercise. However, the excess of the fair market value of Common Stock received upon exercise of the Incentive Stock Option over the Option exercise price is an item of tax preference under Section 57(a)(3) of the Code and may be subject to the alternative minimum tax imposed by Section 55 of the Code. Upon disposition of stock acquired on exercise of an Incentive Stock Option, long-term capital gain or loss is recognized in an amount equal to the difference between the sales price and the Incentive Stock Option exercise price, provided that the option holder has not disposed of the stock within two years from the date of grant and within one year from the date of exercise. If the Incentive Stock Option holder disposes of the acquired stock (including the transfer of acquired stock in payment of the exercise price of an Incentive Stock Option) without complying with both of these holding period requirements ("Disqualifying Disposition"), the option holder will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the Incentive Stock Option is exercised (the value six months after the date of exercise may govern in the case of an employee whose sale of stock at a profit could subject him to suit under Section 16(b) of the Securities Exchange Act of
1934) or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares are held. In the event of a Disqualifying Disposition, the Incentive Stock Option tax preference described above may not apply (although, where the Disqualifying Disposition occurs subsequent to the year the Incentive Stock Option is exercised, it may be necessary for the employee to amend his return to eliminate the tax preference item previously reported). The Company and its subsidiary are not entitled to a tax deduction upon either exercise of an Incentive Stock Option or disposition of stock acquired pursuant to such an exercise, except to the extent that the Option holder recognized ordinary income in a Disqualifying Disposition.

         If the holder of an Incentive Stock Option pays the exercise price, in full or in part, with shares of previously acquired Common Stock, the exchange should not affect the Incentive Stock Option tax treatment of the exercise. No gain or loss should be recognized on the exchange, and the shares received by the employee, equal in number to the previously acquired shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. The employee will not, however, be able to utilize the old holding period for the purpose of satisfying the Incentive Stock Option statutory holding period requirements. Shares received in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the Common Stock is issued to the employee upon exercise of the Incentive Stock Option.
If an exercise is effected using shares previously acquired through the exercise of an Incentive Stock Option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

         In respect to the holder of Non-Qualified Options, the option holder does not recognize taxable income on the date of the grant of the Non-Qualified Option, but recognizes ordinary income generally at the date of exercise in the amount of the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise. However, if the holder of Non-Qualified Options is subject to the restrictions on resale of Common Stock under Section 16 of the Securities Exchange Act of 1944, such person generally recognizes ordinary income at the end of the six-month period following the date of exercise in the amount of the difference between the option exercise price and the fair market value of the Common Stock at the end of the six-month period. Nevertheless, such holder may elect within 30 days after the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the option holder is deductible by the Company in the year that income is recognized.

SECURITIES ISSUED UNDER EMPLOYMENT AGREEMENTS WITH EXECUTIVES

         On November 19, 1993, Mr. Gerald Smith, the Chairman of the Board and President of the Company, entered into a two-year employment agreement with the Company, as amended by Modified Employment Agreement dated December 15, 1994, which provided for the sale at the inception of the employment agreement of 750,000 shares of Common Stock at $.30 per share, payable through the issuance of a promissory note with the shares being issued into escrow pending receipt of cash payments for the shares, to be released from escrow in increments of not less than $3,000. These shares were purchased through the issuance of a note in April 1994, with Mr. Smith receiving a bonus equal to the par value ($7,500) of the shares purchased. On May 15, 1995, the Company forgave Mr. Smith's note in lieu of bonus for the 1995 fiscal year, following unanimous approval of the independent members of the Board of Directors. The employment agreement also provides for the issuance of options to purchase up to an aggregate of 750,000 shares of Common Stock exercisable at $.30 per share at any time on or prior to November 19, 1998. The right to exercise such options have accelerated based on the Company receiving financing involving receipt of gross proceeds of in excess of $3,000,000.

         On May 9, 1995, the Company entered into a two-year employment agreement expiring May 9, 1997 with Robert H. Zeiger to serve as Chief Executive Officer and Chief Operating Officer of the Company at an annual salary of $120,000. The agreement provides for health, life and similar employee benefits generally made available to other employees of the Company, use of an automobile and related maintenance expenses and reimbursement for expenses incurred in fulfilling his normal responsibilities to the Company.
The agreement provides for the issuance of options to purchase the aggregate of 1,000,000 shares of Common Stock of the Company at an exercise price of $.96 per share, exercisable with respect to 500,000 shares commencing May 8, 1996 through May 8, 2000 and exercisable for the remaining 500,000 shares commencing May 8, 1997 through May 8, 2001. The right to exercise such options may be accelerated upon the occurrence of certain material corporate transactions. The options are terminable prior to the lapse of their respective terms only if Mr. Zeiger's employment should be terminated for cause, and, in that event, the options must be exercised to the extent that they have theretofore accrued within 90 days of such termination.

         On July 1, 1994, the Company entered into a two-year employment agreement with Mr. Charles F. Fistel, its then Chief Executive Officer, as amended by Modified Employment Agreement dated December 15, 1994, which provided for the issuance of options to purchase up to an aggregate of 300,000 Shares of Common Stock of the Company at an exercise price of $.30 per share, exercisable with respect to 150,000 Shares commencing June 30, 1995 through July 1, 1999 and exercisable for the remaining 150,000 Shares commencing June 30, 1996 through July 1, 2000. The right to exercise such options have accelerated based on the Company receiving financing involving receipt of gross proceeds of in excess of $3 million.

         In April 1994, Mr. Dennis W. Healey, the former Chairman of the Board and present Executive Vice President and Chief Financial Officer of the Company, entered into a two-year employment agreement with the Company, as amended by Modified Employment Agreement dated December 15, 1994, which provided for the sale of 125,000 shares of Common Stock at $.30 per share for services as a director, payable through the issuance of a Promissory Note with the shares being issued into escrow pending cash payments for the shares, to be released from escrow in increments of not less than $3,000. These shares were purchased by Mr. Healey in June 1994. On May 15, 1995, the Company forgave Mr. Healey's note in lieu of bonus for the 1995 fiscal year, following unanimous approval of the independent members of the Board of Directors. The employment agreement also provides for the issuance of 125,000 options to purchase Common Stock at $.30 per share. The options are exercisable in whole or in part on or prior to April 8, 1999. The right to exercise such options have accelerated based on the Company receiving financing involving receipt of gross proceeds of in excess of $3,000,000. In addition, previously, Mr. Healey elected to receive 300,000 shares of Common Stock in lieu of salary theretofore accrued and in consideration for the termination of his prior existing employment agreement with the Company.

         Between May 13, 1994 and March 31, 1995, the Company entered into employment agreements with Messrs. Robert Feldman, Hipolito Hartman, David Squillacote, W. Richard Lueck, Joseph Morris and Steven Sanders pursuant to which they were issued five-year options

(from issuance) to purchase 25,000 shares ($.72 exercise price), 50,000 shares ($.72 exercise price), 105,000 shares (60,000 shares at $.30 per share, 25,000 shares at $.40 per share and 20,000 shares at $.80 per share), 250,000 shares ($.30 per share), 100,000 shares ($1.00 per share) and 100,000 shares ($.81) of
Common Stock of the Company.

STOCK OPTION AGREEMENTS WITH DIRECTORS.

         The Company has issued Options to Purchase up to an aggregate of 650,000 shares of Common Stock of the Company to its directors pursuant to Stock Option Agreements with such directors. Options to purchase up to an aggregate of 300,000 shares are exercisable at $.30 per share on or prior to June 23, 1999, and Options to purchase the remaining 350,000 Shares of Common Stock are exercisable at $1.00 per share on or prior to August 31, 1999.

FEDERAL INCOME TAX EFFECTS.

         An option holder does not recognize taxable income on the date of the grant of the Option, which is a non-statutory option, but recognizes ordinary income generally at the date of exercise in the amount of the difference between the Option exercise price and the fair market value of the Common Stock on the date of exercise. However, if the holder is subject to the restrictions on resale of common stock under Section 16 of the Securities Exchange Act of 1934, such person generally recognizes ordinary income at the end of the six-month period following the date of exercise in the amount of the difference between the Option exercise price and the fair market value of the Common Stock at the end of the six-month period. Nevertheless, such holder may elect within 30 days after the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the Option holder is deductible by the Company in the year that income is recognized.

         Common Stock issued to an employee in connection with the performance of services must be included in gross income of the employee, to the extent such issuance is for less than fair market value, based on the difference between the price actually paid and the fair market value of the shares in the first taxable year in which the shares are issued and not subject to a "substantial risk of forfeiture". A substantial risk of forfeiture exists where rights and property that have been transferred are conditioned, directly or indirectly, upon the future performance (or refraining from performance) of substantial services by any person, or the occurrence of any condition related to the purpose of the transfer, and the possibility of forfeiture is substantial if such condition is not satisfied. Common Stock received by a participant who is subject to the short-swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 is considered subject to a substantial risk of forfeiture so long as the sale of such property at a profit could subject the participant to suit under that action. Nevertheless, such holder may elect within 30 days after the date of receipt to recognize ordinary income as of the date of receipt. Inasmuch as the receipt of the shares was not subject to a substantial risk of forfeiture, the recipient of the shares in lieu of salary was required to include in gross income the fair market value of the Shares at the time of receipt.

RESTRICTIONS UNDER SECURITIES LAWS

         The sale of the Shares must be made in compliance with federal and state securities laws. Officers, directors and 10% or greater stockholders of the Company, as well as certain other persons or parties who may be deemed to be "affiliates" of the Company under the Federal Securities Laws, should be aware that resales by affiliates can only be made pursuant to an effective Registration Statement, Rule 144 or any other applicable exemption. Officers, directors and 10% and greater stockholders are also subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.


                       SALES BY SELLING SECURITY HOLDERS

         The following table sets forth as at June 6, 1995 the name of the Selling Security Holders, the amount of shares of Common Stock held directly or indirectly, the maximum amount of shares of Common Stock to be offered by the Selling Security Holders, the exercise price of the Options held by the Selling Security Holders referred to herein, the amount of Common Stock to be owned by the Selling Security Holders following sale of such shares of Common Stock and the percentage of shares of Common Stock to be owned by each Selling Security Holder following completion of such offering. The number of shares of Common Stock reflected as being owned by the various individuals designated hereunder includes an aggregate of 3,205,000 shares of Common Stock underlying Options held by such individuals. At June 6, 1995, there were 35,355,532 shares of Common Stock of the Company outstanding.

                                                                                                                Percentage
                                                                     Per Share            Shares to be          to be Owned
Name of Selling             Number of            Shares to           Exercise             Owned After              After
Security Holder           Shares Owned           be Offered            Price                Offering             Offering
- ---------------           ------------           ----------          ---------            ------------          -----------
Gerald Smith              1,162,847(1)           1,162,847          $ .30/$1.00               -                     -
Robert H. Zeiger          1,000,000(2)           1,000,000          $ .96                     -                     -
Dennis W. Healey            600,000(3)             600,000          $ .30/$1.00               -                     -
Charles F. Fistel           561,225(4)             300,000          $ .30                    261,225                0.7%
Sydney Dworkin              225,244(5)              50,000          $1.00                    175,244                0.5%
Peter D. Fischbein          300,000(6)             175,000          $ .30/$1.00              125,000                0.4%
Jay M. Haft                 320,744(7)             100,000          $ .30/$1.00              220,744                0.6%
William B. Saeger         1,631,854(8)              50,000          $1.00                  1,581,854                4.5%
Jerome E. Treisman          128,668(9)              50,000          $1.00                     78,668                0.2%
W. Richard Leuck            250,000(10)            250,000          $ .30                     -
Joseph P. Morris            100,000(10)            100,000          $1.00                     -                     -
Robert Feldman               25,000(10)             25,000          $ .72                     -                     -
Hipolito Hartman             50,000(10)             50,000          $ .72                     -                     -
David Squillacote           105,000(10)            105,000          $ .30/.40/.80             -                     -
Steven Sanders              100,000(10)            100,000          $ .81                     -                     -

______________________

(1) Includes 362,847 shares owned directly by Mr. Smith and options to purchase 800,000 shares of Common Stock previously described.

(2) Represents options to purchase shares of Common Stock of the Company previously described.

(3) Includes 425,000 shares owned directly by Mr. Healey and options to purchase 175,000 shares previously described.

(4) Includes 261,255 shares owned directly by Mr. Fistel and options to purchase 300,000 shares previously described.

(5) Includes 175,244 shares owned directly by Mr. Dworkin and options to purchase 50,000 shares previously described.

(6) Includes 125,000 shares owned directly by Mr. Fischbein and options to purchase 175,000 shares previously described.

(7) Includes 220,744 shares owned directly by Mr. Haft and options to purchase 100,000 shares previously described.

(8) Includes 26,100 shares owned directly by Mr. Saeger, 1,555,755 shares held by certain affiliated entities of Mr. Saeger and options to purchase 50,000 shares previously described.

(9) Includes 78,668 shares owned directly by Mr. Treisman and options to purchase 50,000 shares previously described.

(10) All shares reflected represent options to purchase shares of Common Stock of the Company previously described.


                           DESCRIPTION OF SECURITIES

         The Company is currently authorized to issue up to 50,000,000 shares of Common Stock, par value $.01 per share, of which 35,355,532 shares were outstanding as of June 6, 1995. The Company is also authorized to issue up to 375,000 shares of Preferred Stock, par value $1.00 per share, of which 3,450 shares of Series A Preferred Stock were outstanding as of June 6, 1995.

COMMON STOCK

         Subject to the dividend rights of the holders of Preferred Stock, holders of shares of Common Stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of

Directors out of funds, legally available therefor. Upon liquidation, dissolution or winding up of the Company, after payment to creditors and holders of Preferred Stock that may be outstanding, the assets of the Company will be divided pro rata on a per share basis among the holders of the Common Stock.

         Each share of Common Stock entitles the holders thereof to one vote. Holders of Common Stock do not have cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of Directors can elect all of the Directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any Directors. The By-Laws of the Company require that only a majority of the issued and outstanding shares of Common Stock of the Company need be represented to constitute a quorum and to transact business at a stockholders' meeting. The Common Stock has no preemptive, subscription or conversion rights and is not redeemable by the Company.

PREFERRED STOCK

         The Company is authorized to issue 375,000 shares of Preferred Stock, par value $1.00 per share. The Company currently has 3,450 shares of Series A Preferred Stock outstanding. The Preferred Stock may be issued by resolutions of the Company's Board of Directors from time to time without any action of the stockholders. Such resolutions may authorize issuances of such Preferred Stock in one or more series and may fix and determine dividend and liquidation preferences, voting rights, conversion privileges, redemption terms and other privileges and rights of the shares of each authorized series. The Company has no present intention to issue any additional shares of its Preferred Stock for any purpose. While the Company includes such Preferred Stock in its capitalization in order to enhance its financial flexibility, such Preferred Stock could possibly be used by the Company as a means to preserve control by present management in the event of a potential hostile takeover of the Company. In addition, the issuance of large blocks of Preferred Stock could possibly have a dilutive effect with respect to the existing holders of Common Stock of the Company.

         The Series A Preferred Stock was established by the Board of Directors January 1984. Each share of Series A Preferred Stock is immediately convertible into 4.26 shares of Common Stock. Dividends on the preferred stock are cumulative, have priority to the Common Stock and are payable in either cash or Common Stock, at the option of the Company. The Company anticipates approval by its Board of Directors of a preferred stock dividend during the second fiscal quarter of 1995.

         The Series A Preferred Stock has voting rights only if dividends are in arrears for five annual dividends. Upon such occurrence, the voting would be limited to the election of two directors. Voting rights terminate upon payment of the cumulative dividends. The Series A Preferred Stock is redeemable at the option of the Company at any time after expiration of ten consecutive business days during which the bid or last sale price for the Common Stock is $6.00 per share or higher. There is no mandatory redemption or sinking fund obligation with respect to the preferred stock.

         Owners of the Series A Preferred Stock of which there are eight record holders, will be entitled to receive $10.00 per share (plus accrued and unpaid dividends) before any distribution or payment is made to holders of the Common Stock or other stock of the Company junior to the Series A Preferred Stock upon liquidation, dissolution or winding up of the Company. If in any such event the assets of the Company distributable among the holders of Series A Preferred Stock or any stock of the Company ranking on a par with the Series A Preferred Stock upon liquidation, dissolution or winding up are insufficient to permit such payment, the holders of the Series A Preferred Stock and of such other stock will be entitled to ratable distribution of the available assets in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

CONVERTIBLE DEBENTURES

         In November 1993, the Company issued $200,000 principal amount of its 8 1/2% three-year convertible debentures. These debentures were converted into 666,668 shares of Common Stock of the Company at a conversion price of $.30 per share on October 31, 1994.

COMMON STOCK PURCHASE WARRANTS

         In January 1994, the Company sold 1,000,000 Common Stock purchase warrants to Northlea Partners, Ltd. for $20,000, exercisable at $.30 per share on or prior to January 6, 1999. The Company repurchased warrants to acquire 584,160 shares of Common Stock at the time of the termination of the Management Consulting Agreement with Northlea Partners, Ltd. in July 1994 resulting in warrants to purchase 415,850 shares remaining outstanding.

         In connection with the completion of the Company's $3.5 private placement offering in August 1994, the Company issued to the placement agent and its designees Common Stock Purchase Warrants to purchase 765,650 shares of Common Stock. These warrants are exercisable at $.52 per share on/or prior to August 15, 1999.

         In March 1995, the Company issued 64,500 Common Stock purchase warrants to Mr. Moty Herman and designees in consideration for financial consulting services to be undertaken on behalf of the Company. The warrants are for a five year term and are exercisable presently at $.60 per share.

OVER-THE-COUNTER MARKET

         The Company's Common Stock is traded on the OTC Bulletin Board under the symbol "VRGN." The Company intends to apply for inclusion of its Common Stock on the NASDAQ System. If for any reason the Common Stock is not accepted for inclusion on the NASDAQ System, then in such case the Company's Common Stock would be expected to continue to be traded in the over-the-counter markets through the "pink sheets" or the NASD's OTC Bulletin Board. In the event the Common Stock were not included in the NASDAQ System, the Company's Common Stock would be covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market. The ability of the Company to secure a symbol on the NASDAQ System does not imply that a meaningful trading market in its Common Stock will ever develop.

TRANSFER AGENT

         The Transfer Agent for the shares of Common Stock is Continental Stock Transfer & Trust Company, Two Broadway, New York, New York 10004.

                                 LEGAL MATTERS

         Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida 33301. The firm owns 25,000 shares of Common Stock of the Company.

                                    EXPERTS

         The consolidated financial statements of Viragen, Inc. incorporated by reference in the Viragen, Inc. Annual Report (Form 10-K) for the year ended June 30, 1994, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                INDEMNIFICATION

         Section 145 of the General Corporation Law of Delaware, under which jurisdiction the Company is incorporated, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the General Corporation Law of Delaware further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         The Certificate of Incorporation and By-Laws of the Company will require the Company to indemnify its Directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The documents listed in (a) through (e) below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

                 (a) The Registrant's latest annual report or transitional report filed pursuant to Section 13(a) or 15(d) of the Exchange Act, or, in the case of the Registrant, either (1) the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Act"), that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed or (3) the Registrant's effective registration statement on Form 10 or 30F filed under the Exchange Act containing audited financial statements for the Registrant's latest fiscal year.

                 (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994.

                 (c) The Registrant's Quarterly Report on Form 10-QSB/A-1 for the quarter ended December 31, 1994.

                 (d) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995.

                 (e) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's document referred to in (a) above.

                 (f) The description of the Common Stock of the Company which is contained in a Registration Statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

ITEM 4.  DESCRIPTION OF SECURITIES

         The class of securities to be offered hereby is registered under
Section 12 of the Securities Exchange Act of 1934, as amended. A description of the Registrant's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of Delaware, under which jurisdiction the Company is incorporated, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the General Corporation Law of Delaware further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reason-ably incurred by him or her in connection therewith.

         The Certificate of Incorporation and By-Laws of the Company will require the Company to indemnify its Directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Inasmuch as the employees, executives, directors and consultants who received the Shares of the Company were knowledge-able, sophisticated or had access to comprehensive information relevant to the Company, such transaction was undertaken in reliance on the exemption from registration provided by
Section 4(2) of the Act. As a condition precedent to such grant, such security holders were required to express an investment intent and consent to the imprinting of a restrictive legend on each stock certificate to be received from the Registrant.

ITEM 8.  EXHIBITS

Exhibit                           Description
- -------                           -----------

4(a)             Viragen, Inc. 1995 Stock Option Plan

4(b)             Form of Stock Option Agreements issued pursuant to the 1995
                 Stock Option Plan

4(c) Modified Employment Agreement between Gerald Smith and the Company dated December 15, 1994*

4(d) Modified Employment Agreement between Dennis W. Healey and the Company dated December 15, 1994*

4(e) Modified Employment Agreement between Charles F. Fistel and the Company dated December 15, 1994*

4(f) Employment Agreement between Robert H. Zeiger and the Company dated May 9, 1995

4(g) Form of Employment Agreements with Messrs. Joseph P. Morris, Robert Feldman, Hipolito Hartman, Alex Canales, David Squillacote and W. Richard Leuck and the Company

4(h)             Form of Stock Option Agreement with Directors and the Company

(5) Opinion of Atlas, Pearlman, Trop & Borkson, P.A. relating to the issuance of shares of Common Stock pursuant to the above agreement

(24.1) Consent of Atlas, Pearlman, Trop & Borkson, P.A. included in the opinion filed as exhibit (5) hereto

(24.2)           Consent of independent certified public accountants

* Incorporated by reference to the Company's Registration Statement on Form SB-2 (File No. 33-88070)

ITEM 9.  UNDERTAKINGS

         (1)     The undersigned Registrant hereby undertakes:

                 (a) To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 (b) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                 (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hialeah and the State of Florida, on the 9th day of June 1995.

                                               VIRAGEN, INC.



                                               By: /s/ Gerald Smith
                                                   --------------------------
                                                          Gerald Smith
                                                     Chairman of the Board,
                                                  Principal Executive Officer
                                                         and President

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                       Title                   Date
        ---------                       -----                   ----
                                  Chairman of the
/s/ Gerald Smith                  Board, Principal          June 9, 1995
- -------------------------         Executive Officer
Gerald Smith                      and President



                                  Chief Operating Officer
- -------------------------                                         , 1995
Robert H. Zeiger                                            ------


/s/ Charles F. Fistel
- -------------------------         Executive Vice
Charles F. Fistel                 President                 June 9, 1995


                                  Executive Vice
                                  President, Treas-
                                  urer, Principal
                                  Financial and
                                  Accounting Officer
/s/ Dennis W. Healey              and Director              June 9, 1995
- -------------------------
Dennis W. Healey

/s/ Peter Fischbein               Director                  June 9, 1995
- -------------------------
Peter Fischbein



                                  Director                        , 1995
- -------------------------                                   ------
Sidney Dworkin



/s/ Jay M. Haft                   Director                  June 9, 1995
- -------------------------
Jay M. Haft



/s/ William B. Saeger             Director                  June 9, 1995
- -------------------------
William B. Saeger

                           *************************
                           EXHIBITS OF VIRAGEN, INC.

                                   FILE WITH

                        FORM S-8 REGISTRATION STATEMENT
                                 FILED WITH THE
                       SECURITIES AND EXCHANGE COMMISSION

                           *************************

                                 EXHIBIT INDEX

                                 VIRAGEN, INC.


Exhibit
Number                            Description                                       Page
- ------                            -----------                                       ----
4(a)             Viragen, Inc. 1995 Stock Option Plan

4(b)             Form of Stock Option Agreements issued pursuant to the 1995
                 Stock Option Plan Company

4(c)             Modified Employment Agreement between Gerald Smith and the
                 Company dated December 15, 1994*

4(d)             Modified Employment Agreement between Dennis W. Healey and the
                 Company dated December 15, 1994*

4(e) Modified Employment Agreement between Charles F. Fistel and the Company dated December 15, 1994*

4(f) Employment Agreement between Robert H. Zeiger and the Company dated May 9, 1995

4(g)             Form of Employment Agreements with Messrs. Joseph P. Morris,
                 Robert Feldman, Hipolito Hartman, Alex Canales, David
                 Squillacote and W. Richard Leuck and the Company

4(h)             Form of Stock Option Agreement with Directors and the Company

(5) Opinion of Atlas, Pearlman, Trop & Borkson, P.A. relating to the issuance of shares of Common Stock pursuant to the above agreement

(24.1) Consent of Atlas, Pearlman, Trop & Borkson, P.A. included in the opinion filed as exhibit (5) hereto

(24.2)           Consent of independent certified public accountants
